November 2, 2015

Elizabeth Ritzcovan

RE: Offer of Employment
Dear Elizabeth:
On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as Chief Revenue Officer reporting to Gene Austin, Chief Executive Officer. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be on or before December 7, 2015. The terms of this offer of employment are as follows:
1.    At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.
2.    Office Location. Your primary office location will be in our New York City office.
3.    Compensation. The Company will pay you a base salary at a rate of $27,083.34 per month (annualized to $325,000 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

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In addition to your base salary, you will be eligible to participate in a Key Executive Bonus Plan (KEB).  Your target bonus, assuming 100% achievement of plan, for the full year of Fiscal Year 2016 would be $275,000.  Since you are joining us after the beginning of the fiscal year, your bonus will be pro-rated from your first day of employment.  For Fiscal Year 2016, we will guarantee payment of your pro-rated bonus as if you had achieved 100% of your plan for the year. Future plan eligibility and terms are subject to change at the Company’s discretion.
Signing Bonus. The Company will pay you a $40,000 signing bonus on the first regular payroll following your official start date. Should you voluntarily leave the Company within one year of your official start date; a pro-rated amount of this signing bonus will be due and payable to the Company.
Severance Benefits. In the event that your employment with the Company is terminated, you will be entitled to receive certain severance benefits. The Company’s severance obligations, and the terms and conditions of such severance obligations are set forth in Exhibit C, which is incorporated into this letter agreement and attached hereto.
4.    Stock Ownership. Subject to approval by the Company’s Board of Directors, you will be granted the equity based compensation award(s) more fully described on Exhibit A attached hereto.
5.    Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.
6.    Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

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7.    Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
8.    Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit B.
9.    General. This offer letter, the EPIA, the Stock Option Agreement and the Restricted Stock Unit Agreement covering the shares described in Exhibit A, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the EPIA and the Restricted Stock Unit Agreement, on the other hand, the terms and provisions of the EPIA and the Restricted Stock Unit Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.
10.    Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent

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contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.
We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me not later than November 9, 2015.

Sincerely,
BAZAARVOICE, INC.
Kathy Smith-Willman,
Director - People & Talent, Employee Relations

Agreed and Accepted by:

Signature: /S/ Elizabeth Ritzcovan

Date: November 18, 2015

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EXHIBIT A

1.	Stock Options.

a.	Number of Shares: 275,000

b.	Exercise Price: Fair Market Value of the Common Stock on the date the Board of Directors approves the grant.

c.	Vesting Commencement Date: November 30, 2015

d.
Vesting Schedule: One fourth (¼th) of the total number of shares of Common Stock subject to the Option shall vest on the first anniversary of the Vesting Commencement Date and an additional one forty-eighth (1/48th) of the total number of shares of Common Stock subject to the Option shall vest on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, provided that the Participant continues to be a Service Provider (as defined in the Plan) on such dates. In addition, in the event of Participant’s Termination upon Change of Control, 100% of the unvested shares of Common Stock subject to the Option shall immediately vest.

e.
Terms and Conditions: The stock option will be governed by and subject to (i) the terms and conditions of the Company’s 2012 Equity Incentive Plan and (ii) the Stock Option Agreement entered into between you and the Company.

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2.	Restricted Stock Unit (“RSU”).

a.	Number of Shares: 125,000

b.	Vesting Commencement Date: December 20, 2015

c.
Vesting Schedule: One fourth (¼th) of the total number of Restricted Stock Units shall vest on the first anniversary of the Vesting Commencement Date and an additional one fourth (1/4th) of the total number of Restricted Stock Units shall vest on the corresponding day of each year thereafter, provided that the Participant continues to be a Service Provider (as defined in the Plan) on such dates. In addition, upon the Participants Termination upon Change of Control, 100% of the unvested Restricted Stock Units shall immediately vest.

d.
Terms and Conditions: The RSU will be governed by and subject to (i) the terms and conditions of the Company’s 2012 Equity Incentive Plan and (ii) the Restricted Stock Unit Award Agreement entered into between you and the Company.

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EXHIBIT B
EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

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EXHIBIT C

1.     Severance.

    (a)     As set forth in the accompanying letter agreement, you and the Company shall be entitled to terminate your employment with the Company at any time, for any or no reason. Upon your termination of employment, you shall be entitled to the following:

    (i)     if the Company terminates your employment for Cause, if you resign without Good Reason, or if your employment is terminated due to death or Disability, you shall be entitled to (A) your Base Salary through the date of termination; (B) reimbursement of all expenses, including travel, for which you are entitled to be reimbursed pursuant to the Company’s current expense reimbursement policy, but for which you have not yet been reimbursed; and (C) no other severance or benefits of any kind, except as set forth below or as otherwise required by law or pursuant to any written Company plans or policies, as then in effect;

     (ii)     if the Company terminates your employment without Cause, or if you resign for Good Reason, then, in addition to the benefits described in Section 1(a)(i) above, subject to the limitations of Section 1(b) and Section 2 of this Exhibit A, you shall be entitled to receive severance payments in an aggregate amount equal to (A) six (6) months of your then-current Base Salary, to be paid in six (6) equal monthly installments beginning on the Company’s first regular payroll date following the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding and (B) 50% of your then-current Target Bonus assuming 100% achievement of plan, to be paid on the Company’s first regular payroll date following the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding.

    (b)    Conditions Precedent. Any severance payments contemplated by Section 1(a)(ii) above are conditional on your: (i) continuing to comply with the terms of the accompanying letter agreement and the EPIA; and (ii) complying with the release requirements of Section 1(c) below. Notwithstanding the foregoing, this Section 1(b) shall not limit your ability to obtain expense reimbursements pursuant to the Company’s current expense reimbursement policy or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

    (c)    Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 1(a)(ii) of this Exhibit C will be subject to your signing and not revoking a separation agreement including a general release of claims relating to your employment and/or the accompanying letter agreement and this Exhibit C against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form reasonably satisfactory to the C

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ompany or its successor (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Notwithstanding anything to the contrary in this Agreement, in the event that your termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which your termination occurs, any severance that would be considered Deferred Payments (as defined in Section 3 of this Exhibit C) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (1) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 3 of this Exhibit C.
2.    Definitions. The following terms shall have the meaning ascribed to each such term:
    (a)     “Cause” means (i) your willful and continued failure to perform substantially your duties with the Company or (ii) the willful engaging by you in illegal conduct or gross misconduct which is injurious to the Company.
    (b)     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
(c)    “Good Reason” refers to the existence or occurrence of the following, provided in each case that your resignation occurs within thirty (30) days following expiration of any Company cure period (described below): (i) a change in your position with the Company or a successor entity that materially reduces your position, title, duties and responsibilities or the level of management to which you report; (ii) a material reduction in your total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs established from time to time); or (iii) a relocation of your place of employment by more than fifty (50) miles from the Company’s current offices in New York, New York; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to Good Reason if and only if such change, reduction or relocation is effected without your consent. Your resignation will not be deemed to be for Good Reason unless you first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following such notice, during which such condition has not been cured.
3.     Section 409A. The Company intends that all severance payments made under this letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A

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and the severance benefits payable under this letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

4.    Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with delivery confirmation, or (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective three business days following mailing) to you at the address set forth on the first page hereof or to the Company at the Company's then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

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